SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   X
Filed by a Party other than the Registrant    __
Check the appropriate box:

__    Preliminary Proxy Statement   X    Definitive Proxy Statement __    Definitive Additional Materials __    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

__    Confidential, for Use of the Commission Only (as          permitted by Rule 14a-6(e)(2))

Clinical Data, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X	No fee required.
__	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Clinical Data, Inc.
One Gateway Center, Suite 411
Newton, Massachusetts 02458

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 13, 2004

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Clinical Data, Inc. to be held on Monday, September 13, 2004, at 11:00 a.m. (local time), at the offices of Eckert Seamans Cherin & Mellott, LLC, One International Place, 18th Floor, Boston, Massachusetts 02110-2602, for the following purposes, as set forth in the accompanying proxy statement:

1.	To elect four (4) directors for the ensuing year.
2.	To ratify the action of our Board of Directors in selecting Deloitte & Touche LLP as the Company’s independent auditors for the 2005 fiscal year.
3.	To transact such other business as may properly come before the Meeting and any adjournments or postponements thereof.

The Board of Directors has established the close of business on July 16, 2004, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Meeting and any adjournment or postponement thereof.

Please vote your shares promptly whether or not you plan to attend the Meeting. You will find instructions for voting on the enclosed proxy card. Please be sure to sign and return the enclosed proxy in the envelope provided to:

American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10007

Your proxy may be revoked by you at any time before it has been voted in the manner described in the accompanying proxy statement. You are cordially invited to attend the Meeting in person.

The Company's Quarterly Report on Form 10-QSB, which was filed with the Securities and Exchange Commission on August , 2003, the Company’s Annual Report on Form 10-KSB, including financial statements for the fiscal year ended March 31, 2004, which were filed with the Securities and Exchange Commission on June 25, 2004, is being mailed to stockholders of record of Clinical Data concurrently with this proxy statement. The Quarterly Report on Form 10-QSB, the Annual Report on Form 10-KSB is not, however, a part of the proxy soliciting materials.

By order of the Board of Directors,
Caesar J. Belbel Secretary
August 13, 2004

IMPORTANT: In order to secure a quorum and to avoid the expense of additional proxy solicitation, please vote, date and sign your proxy and return it promptly in the envelope provided even if you plan to attend the meeting personally. If you do attend the annual meeting and desire to withdraw your proxy and vote in person, you may do so. Your cooperation is greatly appreciated.

The date of this document is August 13, 2004, and it is first being mailed to stockholders on or about August 13, 2004.

Clinical Data, Inc.
One Gateway Center, Suite 411
Newton, MA 02458

PROXY STATEMENT

SOLICITATION AND VOTING OF PROXIES

This proxy statement and the accompanying proxy card are being mailed by Clinical Data, Inc., formerly Novitron International, Inc., (the "Company") to the holders of record of the Company's outstanding shares of Common Stock, $.01 par value ("Common Stock"), on July 16, 2004. The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on September 13, 2004, and any adjournment thereof. The cost of solicitation of proxies will be borne by the Company. Directors, officers and employees may assist in the solicitation of proxies by mail, telephone, telegraph, and personal interview without additional compensation.

When a proxy is returned, prior to or at the Meeting, and properly signed, the shares represented thereby will be voted by the proxies named in accordance with the stockholder's instructions indicated on the proxy card. You are urged to specify your choices on the enclosed proxy card. If the proxy is signed and returned without specifying choices, the shares will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and in the discretion of the proxies as to other matters that may properly come before the Meeting. Sending in a proxy will not affect a stockholder's right to attend the meeting and vote in person. A proxy may be revoked by notice in writing delivered to the Secretary of the Company at any time prior to its use, by a duly-executed proxy bearing a later date, or by voting in person by ballot at the Meeting. A stockholder's attendance at the Meeting will not by itself revoke a proxy.

VOTING SECURITIES AND RECORD DATE

The Company has one class of stock outstanding. Each share of Common Stock is entitled to one vote per share. The Board of Directors has fixed July 16, 2004, as the record date for the meeting. Only holders of record of the Company's Common Stock on the record date are entitled to notice of and to vote at the Meeting. On the record date, there were 4,386,611 shares of Common Stock issued and outstanding.

The presence, in person or represented by proxy, of the holders of a majority of the total issued and outstanding shares of Common Stock entitled to vote as of the record date at the Meeting is necessary to constitute a quorum for the transaction of business at the Meeting. Abstentions and broker non-votes will be counted for purpose of determining the presence or absence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority under applicable rules. The effect of broker non-votes to be brought before the Meeting is discussed below.

With respect to the matters to come before the stockholders at the Meeting (i) directors shall be elected by a plurality of the voting power present in person or represented by proxy at the meeting and entitled to vote, and (ii) the appointment of the auditors shall be determined by a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote. With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee, shares present by proxy where the stockholder properly withholds authority to vote for such nominee and broker non-votes will not be counted towards achievement by such nominee of a plurality.

With respect to ratification of the appointment of the auditors, if the stockholder abstains from voting, the shares are considered present at the Meeting for such matter but, since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. Broker non-votes will not be considered present at the Meeting for such matter and they are therefore not counted in respect of such matter. Such broker non-votes do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

One of the purposes of the meeting is to elect four (4) directors to serve until the next Annual Meeting of Stockholders or until their successors shall have been duly elected and qualified. It is intended that the proxies solicited by the Board of Directors will be voted in favor of the four (4) nominees named below, unless otherwise specified on the proxy card. All of the nominees are currently members of the Board and all four (4) nominees have consented to be named and to serve if elected.

The Board knows of no reason why any of the nominees will be unavailable or unable to serve as a Director, but in such event, proxies solicited hereby will be voted for the election of another person or persons to be designated by the Board of Directors.

The Board recommends a vote FOR the election of each of the nominees listed below.

The following are summaries of the background and business experience and descriptions of the principal occupations of the nominees.

Israel M. Stein, M.D. (age 61) has been a Director of the Company since 1972. Dr. Stein also has served as Chairman of the Board, President and Chief Executive Office of the Company since 1972. Dr. Stein received his B.A from Brooklyn College of the City University of New York and an M.D. from the Albert Einstein College of Medicine of Yeshiva University.

Randal J. Kirk (age 50) has been a Director of the Company since 2002. Additionally, Mr. Kirk currently holds or has recently held the following positions: Chairman of New River Pharmaceuticals Inc., a specialty pharmaceutical company focused on developing novel pharmaceuticals and improved versions of widely-prescribed drugs, since 1996, and as its President and CEO since October 2001; co-founder of General Injectables & Vaccines, Inc., a pharmaceutical distributor, and Chairman of its board until the sale of the company in 1998; and as a member of the board of directors of Scios, Inc., a company previously traded on NASDAQ that was recently acquired by Johnson & Johnson, between February 2000 and May 2002. Mr. Kirk has also served on the board of directors of the Radford University Foundation, Inc. since September 1998, and on the Board of Visitors of Radford University since July 2003; on the board of directors of Harvest Pharmaceuticals Inc., a pharmaceutical company, since December 2002; and on the Virginia Bioinformatics Institute Policy Advisory Board since March 2004. Mr. Kirk has also served since March 1999 as the Senior Managing Director of Third Security, LLC, an investment management firm founded by Mr. Kirk; Chairman of Biological & Popular Culture LLC, an automated proactive notification software and service company, since September 2002, and Chairman of its predecessor from October 1999 to September 2002; a member of the board of directors of Howe and Rusling, Inc., a registered investment advisory firm, since December 2001; and as a member of the board of directors of Michael W. Cook Asset Management, Inc., a registered investment advisory firm, since January 2003. Mr. Kirk received a B.A. in Economics from Radford University and a J.D. from the University of Virginia.

Arthur B. Malman (age 63) has been a Director of the Company since 1975. Mr. Malman is a partner of the law firm of Malman & Goldman, LLP and a principal of the Urban Group, a real-estate investment company. Mr. Malman received a B.A. from Princeton University and a J.D. from the Yale University School of Law, and attended Columbia University School of Business Administration.

Larry D. Horner (age 70) has been a Director of the Company since 2002. Mr. Horner has also served as a member of the board of directors of New River Pharmaceuticals Inc., a specialty pharmaceutical company focused on developing novel pharmaceuticals and improved versions of widely-prescribed drugs, since 1999. From 1994 to 2001, Mr. Horner served as Chairman of the Board of Pacific USA Holdings Corporation, a holding company of companies in real estate and financial services. From 1997 to 2001, Mr. Horner served as Chairman of the Board of Asia Pacific Wire & Cable, Ltd., a manufacturer of wire and cable products for the telecommunications and power industries in the Asia Pacific Region. From 1991 to 1994, he served as Managing Director of Arnhold & S. Bleinchroeder, Inc., an equity market trading and corporate finance firm. Prior to that, he served as Chairman and Chief Executive Officer of the accounting firm KPMG Peat Marwick. Mr. Horner is on the board of directors of Atlantis Plastics, Inc., Technical Olympics USA, Inc., UTStarcom, Inc. and Conoco Phillips Energy; Mr. Horner serves as the audit committee financial expert of all four of these companies. Mr. Horner also serves as a director and Chairman of Third Security Management Corporation, the owner of several registered investment advisory firms; and as a director and Co-Chairman of Howe & Rusling, Inc., a registered investment advisory firm.

BOARD OF DIRECTORS

Meetings of the Board of Directors and Committees

The Board of Directors met nine (9) times during the fiscal year ended March 31, 2004, and there were two (2) actions taken by unanimous written consent. The Board of Directors has standing Audit and Compensation Committees. The Board has no nominating committee. All of the directors attended all of the meetings of the Board and Board committees on which they served during the fiscal year ended March 31, 2004.

A Special Committee, consisting of Dr. Stein and Mr. Malman, was formed to consider the Company’s transactions with Landmark Scientific, Inc., Group Practice Services Incorporated, and Elan Diagnostics, Inc., which were all consummated on April 29, 2003. The Special Committee met two (2) times during the fiscal year ended March 31, 2004.

The Compensation Committee consists of Messrs. Horner and Malman and is responsible for evaluating compensation plans for employees, management and directors, and to make recommendations on compensation to the Board. The Compensation Committee met once during the fiscal year ended March 31, 2004.

Report of the Audit Committee

The Board of Directors has an Audit Committee, which oversees the Company’s accounting and financial functions, including matters relating to the appointment and activities of the Company’s independent auditors. The members of the Audit Committee regularly discusses with management and periodically with the outside auditors the financial information developed by the Company, the Company’s systems of internal controls and its audit process. The Audit Committee recommends to the Board of Directors each fiscal year the appointment of the independent auditors and reviews periodically the auditors’ performance and independence. The Audit Committee consists of Messrs. Horner and Malman. Neither Mr. Horner nor Mr. Malman is an officer or employee of the Company, and aside from being directors of the Company, each is otherwise independent of the Company (as independence is defined in The National Association of Securities Dealers’ listing standards). The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee has reviewed the audited consolidated financial statements of the Company as of March 31, 2004, and has discussed them with both management and Deloitte & Touche LLP, the Company’s independent auditors. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect, including various matters pertaining to the audit, including the Company’s financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by the Company. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with Deloitte & Touche LLP that firm’s independence.

Based on its review of the financial statements and these discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-KSB/A for the fiscal year ended March 31, 2004.

THE AUDIT COMMITTEE
Larry D. Horner
Arthur B. Malman

Compensation of Directors

Dr. Stein and Mr. Kirk were each paid $3,750 for services rendered as members of the Board through September 30, 2003; it was determined neither would serve for compensation after September 30, 2003. Messrs. Horner and Malman were also each paid $3,750 for services rendered through September 30, 2003; subsequently, these outside directors have been paid $5,000 per quarter for their services. During the fiscal year ended March 31, 2004, Messrs. Horner and Malman were also each awarded options to purchase 6,500 shares of Common Stock at the fair market value on the date of grant. Meetings of the Audit and Compensation Committees are generally held in conjunction with Board of Directors meetings and are not separately compensated. The Company reimburses Directors for all out-of-pocket expenses incurred in attending each Board and Committee meeting.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The Directors and Executive Officers of the Company, and their respective ages and positions held in the Company, as of July 16, 2004, are as follows (1) :

Name	Age	Position Held
Israel M. Stein, M.D.	61	Chairman of the Board, Chief Executive Officer, and President
Randal J. Kirk	50	Director
Arthur B. Malman	63	Director
Larry D. Horner	70	Director
Mark D. Shooman	57	Senior Vice President and Chief Financial Officer
Garth Gardner	49	Senior Vice President and Chief Operating Officer
Caesar J. Belbel	45	Vice President, General Counsel and Secretary

(1) The directors of the Company serve in such capacity until the next annual meeting of stockholders or until their successors have been duly elected and qualified. The officers serve at the discretion of the Company’s Board of Directors. There are no family relationships among the Company’s officers and directors, nor are there any arrangements or understandings between any of the directors or officers of the Company or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

Set forth below is biographical information for each executive officer of the Company, other than executive officers who are nominated to serve as Directors of the Company and whose biographical information is set forth elsewhere in this proxy statement.

Mark D. Shooman has served as Senior Vice President and Chief Financial Officer of the Company since May 27, 2003. Prior to joining the Company, Mr. Shooman served between 2001 and 2003 as Chief Financial Officer of OuterLink Corporation, a telecommunications company. Previously, from 2000 to 2001, Mr. Shooman served as CFO of Celerix, Inc., a business-to-business Internet e-commerce company, and from 1992 to 2000 as Vice President and Chief Financial Officer of ADE Corporation, a publicly-held semiconductor equipment manufacturer. Mr. Shooman is a Certified Public Accountant and holds a Bachelor of Science degree in Electrical Engineering from Rensselear Polytechnic Institute and a Master of Business Administration degree from The Ohio State University.

Garth Gardner has served as Senior Vice President and Chief Operating Officer of the Company since January 5, 2004. Prior to joining the Company, Mr. Gardner served as President of Polestar Labs, Inc., a supplier of diagnostic equipment and laboratory management services to physicians’ offices, since March 2000, and as Vice President of Clinical Operations of that company since August 1999. Previously, from March 1998 to August 1999, Mr. Gardner was Vice President of Western Operations for the Cardiovascular Group of Baxter International, Inc., a global healthcare company. Mr. Gardner holds a Bachelor of Arts degree from Augustana College.

Caesar J. Belbel has served as Vice President and General Counsel of the Company since May 7, 2003, and was elected Secretary of the Company on June 25, 2003. Prior to joining the Company, Mr. Belbel served from 2000 to 2002 as Senior Vice President, General Counsel and Secretary of Xpedior Incorporated, a publicly-held Internet consulting services and e-commerce software development company that filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in April 2001. Previously, from 1997 to 2000, Mr. Belbel served as General Counsel of Programart Corporation, a developer of application performance management software. Mr. Belbel holds a Bachelor of Arts degree from Columbia University, and a Juris Doctor degree from Boston College Law School.

Section 16(a) Beneficial Ownership Report Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s common stock to file with the Securities and Exchange Commission reports of ownership and changes in ownership of voting securities of the Company, and to furnish copies of such reports to the Company. Based solely on a review of copies of such reports furnished to the Company or written representations from certain persons that no reports were required for those persons, the Company believes that all Section 16(a) filing requirements were complied with during the fiscal year ended March 31, 2004.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables and notes present the compensation provided by the Company during the last three (3) fiscal years to its top three executive officers for the fiscal year ended March 31, 2004.

Name and Principal Position	Fiscal Year(1)	Salary ($)	Bonus ($)	Securities Underlying Options (#)(2)(3)	All Other Compensation ($)(4)
Israel M. Stein, M.D. Chief Executive Officer, President President	2004 2003 2002	220,250 185,000 185,000	150,000 60,000 20,000	12,000 0 50,000	2,555
Mark D. Shooman Senior Vice President, Chief Financial Officer (5)	2004	121,057	75,000	25,000	2,250
Garth Gardner Senior Vice President, Chief Operating Officer (6)	2004	36,231	25,000	35,000
Caesar J. Belbel Vice President, Secretary, General Counsel (7)	2004	116,135	25,000	15,000
Audrey P. Ho Senior Vice President, Chief Operating Officer (8)	2004	118,750	0	12,000

1.	The Company’s fiscal year ends on March 31.
2.	The number of securities underlying options has been retroactively restated to reflect a 5-for-4 stock split on September 10, 2002.
3.	The aggregate number options issued pursuant to the Company’s 1991 Stock Option Plan and the Company’s 2002 Stock Option Plan and representing the right to purchase shares of the Company’s Common Stock at a fixed price per share (fair market value on the date of grant).
4.	There were no personal benefits or perquisites in excess of the lesser of $50,000 or 10% of the combined salary and bonus reported with respect to each of fiscal years 2004, 2003 and 2002. The amounts reported are Company contributions under the Clinical Data 401(k) plan.
5.	Mr. Shooman joined the Company on May 29, 2003.
6.	Mr. Gardner joined the Company on January 5, 2004.
7.	Mr. Belbel joined the Company on May 7, 2003.
8.	Ms. Ho joined the Company on April 29, 2003 and left the Company on February 17, 2004. The stock options granted were cancelled on February 17, 2004.

Option Grants in Fiscal Year 2004

The following table shows all option granted to each of the named executive officers of the Company during the fiscal year ended March 31, 2004.

INDIVIDUAL GRANTS

Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)(2)	Expiration Date
Israel M. Stein, M.D.	12,000	8.4%	$5.32	May 9, 2008
Mark D. Shooman	25,000	17.6%	$5.05	May 28, 2013
Garth Gardner	35,000	24.6%	$9.20	January 4, 2014
Caesar J. Belbel	15,000	10.6%	$4.82	May 7, 2013
Audrey P. Ho	12,000	8.4%	$4.71	(3)

1.	Options were granted pursuant to the Company’s 2002 Stock Option Plan and represent the right to purchase shares of the Company’s Common Stock at a fixed price per share (fair market value on the date of the grant) in accordance with the vesting schedule applicable to each option. Options are exercisable in three annual installments commencing one year from the date of grant. All options except for Dr. Stein’s expire ten years from the date of grant; Dr. Stein’s options expire five years from the date of grant.
2.	The exercise price per share is the market price of the underlying Common Stock on the date of grant except for Dr. Stein whose exercise price is 110% of the market price of the underlying Common Stock on the date of grant.3
3.	Ms. Ho left the Company on February 17, 2004; all options granted to her were cancelled on that date.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

Name	Number of Shares Acquired On Exercise	Value Realized($)(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)(2) Exercisable Unexercisable		Value of Unexercised In-the-Money Options at Fiscal Year-End ($) (3) Exercisable Unexercisable
Israel M. Stein, M.D.	39,375	376,031	50,000	12,000	521,000	102,000
Mark D. Shooman	0	0	0	25,000	0	219,250
Garth Gardner	0	0	0	35,000	0	161,700
Caesar J. Belbel	0	0	0	15,000	0	135,000
Audrey P. Ho (4)

1.	Value realized equals fair market value on the date of exercise, less the exercise price, times the number of shares acquired without deducting taxes or commissions paid by the employee.
2.	The number of securities underlying options has been retroactively restated to reflect a 5-for-4 stock split on September 10, 2002.
3.	Value of unexercised option equals fair market value of the shares underlying in-the-money options at March 31, 2004 ($13.82 per share), less the exercise price times the number of options outstanding.
4.	Ms Ho left the Company on February 17, 2004 and all options granted to her during the fiscal year were cancelled on that date.

Long-term Incentive Plans - Awards in Last Fiscal Year

The Company maintains no long-term incentive plans for executive officers other than the Company's 1991 and 2002 Stock Option Plans.

Defined Benefit or Actuarial Plans

The Company maintains no defined benefit or actuarial plans for executive officers.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

In October 2001, Dr. Stein entered into an employment agreement with the Company. The agreement provides that Dr. Stein will serve as Chairman of the Board, President and Chief Executive Office of the Company for a four year term commencing on October 29, 2001 and expiring on October 28, 2005. The agreement will be automatically renewed for successive one-year periods thereafter unless either the Company or Dr. Stein provide written notice of nonrenewal at least six (6) months in advance of the expiration of the then current term of the agreement. Under the agreement, Dr. Stein is paid an annual base salary of $180,000 per year, which base salary is subject to the annual review of the Board of Directors. Dr. Stein is also eligible to earn an annual bonus equal to 5% of the Company’s earnings before interest, taxes, depreciation and amortization, or such higher amount as the Board of Directors may determine.

Dr. Stein’s employment agreement also provides that, in the event Dr. Stein’s employment is terminated by the Company without cause (as such term is defined in the agreement), Dr. Stein shall be entitled to receive (a) his base salary as then in effect for the balance of the then current term of the agreement; (b) his annual bonus for the year in which such termination of his employment was effected; and (c) an extension of the period for the exercise of stock options granted to Dr. Stein for the longer of five years following such termination of employment or any longer period provided under the applicable plan pursuant to which such stock options were granted. Under certain circumstances leading to the termination of his employment by the Company or his resignation occurring either ninety (90) days prior or twenty four (24) months following a change of control of the Company, Dr. Stein shall be entitled to (i) receive four times the average annual base salary and bonus paid to Dr. Stein during each of the three years prior to the time of termination or resignation; (ii) continuation for forty-eight (48) months of all medical, disability and insurance benefits available to Dr. Stein at the time of termination or resignation, or such shorter period as may be then provided company policies or applicable law; (iii) acceleration of vesting of all unvested stock options; and (iv) extension of the period for the exercise of stock options granted to Dr. Stein for the longer of five years following such termination or resignation, or any longer period provided under the applicable plan pursuant to which such stock options were granted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the number of shares of each class of equity securities of the Company owned or deemed beneficially owned as determined under the rules of the Securities and Exchange Commission, directly or indirectly, by (1) any person (including any "group" as that term defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who is known to the Company to be the beneficial owner of more than five percent of the outstanding shares of voting securities of the Company, (2) each Director or nominee, (3) the "named executive officers" of the Company (as defined in Item 402(a)(2) of SEC Regulation S-B), and (4) by all Directors and executive officers of the Company and its subsidiaries, as a group. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner for purposes of this table of any shares of stock if he or she has or shares voting power or investment power with respect to any such shares or has the right to acquire beneficial ownership at any time within sixty days after July 16, 2004. As used herein "voting power" is the power to vote or direct the voting of shares, and "investment power" is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each individual named has sole voting and investment power with respect to the shares of common stock listed as being beneficially owned by such individual.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The following table sets forth the amount of Common Stock owned or deemed beneficially owned as determined under the rules of the Securities and Exchange Commission (the "SEC"), directly or indirectly, by (1) any person (including any "group" as that term defined in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of the Company, (2) each Director or nominee, (3) the "named executive officers" of the Company (as defined in Item 402 of SEC Regulation S-K), and (4) by all Directors and executive officers of the Company and its subsidiaries, as a group. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he or she has or shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership at any time within sixty days after July 16, 2004. As used herein "voting power" is the power to vote or direct the voting of shares, and "investment power" is the power to dispose of or direct the disposition of shares. Except as indicated in the notes following the table below, each individual named has sole voting and investment power with respect to the shares listed as being beneficially owned by such individual.

Name and Address of Beneficial Owner (1)	Shares of Common Stock and Nature of Beneficial Ownership	Percent of Common Stock
Israel M. Stein, M.D.	659,528 (2)	14.6%
Randal J. Kirk	2,762,627 (3)	61.3%
Audrey P. Ho	182,280	4.0%
Arthur B. Malman	33,648 (4)	*
Larry D. Horner	20,375 (5)	*
Mark D. Shooman	8,333 (6)	*
Caesar J. Belbel	5,000 (7)	*
Garth Gardner	0	*
All Directors and Executive Officers as a Group (8 persons)	3,671,791 (8)	81.5%

1.	The address of each of the named directors and officers is: c/o Clinical Data, Inc., One Gateway Center, Suite 411, Newton, MA 02458
2.	Includes 84,793 shares held in joint tenancy with Dr. Stein’s wife as to which Dr. Stein disclaims beneficial ownership. Also includes 54,000 shares issuable upon the exercise of stock options exercisable within 60 days after July 16, 2004.
3.	Includes 433,410 shares owned by Kirkfield, LLC; 579,883 shares owned by RJK, LLC; 33,091 shares owned by Zhong Mei, LLC; 555,162 shares owned by New River Management, II, LP; and 112,890 shares owned by Third Security Staff 2001 LLC. Mr. Kirk is deemed to have beneficial ownership of all shares owned by Kirkfield, LLC, RJK, LLC, Zhong Mei, LLC, New River Management, II, LP and Third Security Staff 2001, LLC.
4.	Includes 21,375 shares issuable upon the exercise of stock options exercisable within 60 days after July 16, 2004.
5.	Includes 18,250 shares issuable upon the exercise of stock options exercisable within 60 days after July 16, 2004.
6.	Includes 8,333 shares issuable upon the exercise of stock options exercisable within 60 days after July 16, 2004.
7.	Includes 5,000 shares issuable upon the exercise of stock options exercisable within 60 days after July 16, 2004.
8.	See footnotes (2), (3), (4), (5), (6) and (7).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors, consisting in fiscal year 2004 of Messrs. Horner and Malman, was responsible for executive compensation decisions as described below. Mr. Malman is a partner of a law firm which provided legal services to the Company during fiscal 2004 and which may provide legal services to the Company in the future. See "REPORT OF THE COMPENSATION COMMITTEE ON COMPENSATION."

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report and the Stock Performance Graph contained elsewhere herein shall not be incorporated by reference into any such filings nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

REPORT OF THE COMPENSATION COMMITTEE ON COMPENSATION

During the fiscal year ended March 31, 2004, the Compensation Committee appointed by the Board of Directors of the Company was responsible for (i) establishing and administering the base salaries and cash bonuses of the Company's executive officers, (ii) administering and making recommendations and awards under the Company's 2002 Stock Option Plan. The Compensation Committee is composed exclusively of directors who are not also officers or employees of the Company. During the fiscal year ended March 31, 2004, the Compensation Committee consisted of two Board members, Messrs. Horner and Malman.

The Company's executive compensation policies are designed to provide levels of cash and equity compensation that will reward and retain experienced executives who will contribute to the Company's performance in the competitive business environment in which the Company operates. The executive compensation program is designed to achieve these goals through a combination of base salary, cash bonuses and long-term incentive compensation in the form of stock options. As noted above, both the cash compensation and equity compensation components of the Company's executive compensation program are determined by the Compensation Committee.

Executive Officer Compensation

Approach and Objectives: The Company's Compensation Committee evaluates, both subjectively and objectively, the Company's financial performance, competitive position, future potential, the individual and group performance of the members of senior management, and compensation levels at comparable companies. In such evaluation, the Compensation Committee reviews data prepared by the Company and employs the business experience of the individual members of the Compensation Committee.

The Compensation Committee has historically established levels of executive remuneration that provide for a base salary intended to allow the Company to hire and retain qualified management. The Compensation Committee has also approved annual incentive bonuses based on individual and Company performance in order to reward achievement. From time to time, the Company has also granted stock options to key employees to bring the stockholders' interests more sharply into their focus and to insure that key employees have an interest in the long-term prospects of the Company.

Annual Salary and Bonus Compensation: Officers and other key employees are compensated within salary ranges that are generally based on similar positions in companies of comparable size and complexity to that of the Company. The annual compensation for each officer is based on a combination of experience, Company and individual performance, general economic conditions, marketplace trends, and other factors deemed important by the Compensation Committee, including the fact that the Company does not offer a defined benefit retirement plan. In addition, consideration is given to salary levels and traditional benefits accorded employees in the part of the world where he or she is employed.

In fiscal 2004, after consideration of recommendations by the Company's Chief Executive Officer, Dr. Stein, other than for himself, the Compensation Committee reviewed and confirmed the compensation for senior management. The salary of the Company's senior management is generally reviewed annually by the Compensation Committee, with the amount of any increases awarded based on aforementioned factors. The Compensation Committee also takes into consideration certain adjustments in salary as required by practice or regulation in the countries in which the Company and its subsidiaries operate.

The Compensation Committee historically has determined the level of bonuses to be awarded to senior management based in the case of Dr. Stein primarily upon the financial performance of the Company, and for other executives primarily on the performance of the operating units for which they are directly responsible. For fiscal 2005 the Compensation Committee is considering similar bonus programs based upon the achievement of certain targeted goals by the Company and its operating units.

Long Term Incentives: Currently, stock options are the Company's primary long-term incentive instrument. The size of the awards has historically been based on guidelines that take salary level, tenure, individual performance rating and importance to the Company into account. All stock options have been granted at exercise prices equal to the market price on the date of grant. The options become exercisable in one, two or three annual installments on the first anniversary of the date of grant. For those grants still outstanding under the Company’s 1991 Stock Option Plan, the expiration dates are between the six and seven years. For those grants issued under the Company’s 2002 Stock Option Plan, the expiration date is ten years from the date of grant except for Dr. Stein, whose grants expire five years from the date of grant.

Chief Executive Officer and Chief Financial Officer Compensation: In determining the annual salary, bonus, and long-term compensation of Dr. Stein and Mr. Shooman, including stock options, the Compensation Committee considered the performance of the Company and the demonstrated leadership each brings to the Company. In addition to the factors considered for other officers and key employees, the Compensation Committee weighs the important role Dr. Stein plays within the Company as its founder, spokesman and Chief Executive Officer. The annual base salary of Dr. Stein was increased during fiscal year 2004 reflecting the additional duties assumed after the acquisitions of Landmark Scientific, Inc., Group Practice Services Corporation and the assets of Elan Diagnostics, Inc. on April 29, 2003. A bonus of $150,000 was awarded to Dr. Stein for fiscal 2004; Mr. Shooman was awarded a bonus of $75,000.

The Compensation Committee believes that the Company's executive compensation practices provide an overall level of compensation that is competitive with companies of similar size, complexity and financial performance and that its executive compensation practices have allowed it to retain key personnel whose contribution is needed for the Company's growth and profitability. The Compensation Committee further believes that bonuses and long-term incentives are an important means to incentivize the Company's overall performance and the individual performances of its senior executives and that bonuses are necessary to keep total compensation competitive with executive compensation at similarly situated companies.

As at March 31, 2004,

Compensation Committee:	The Board of Directors:
Larry D. Horner	Israel M. Stein, M.D.
Arthur B. Malman	Larry D. Horner
Randal J. Kirk
Arthur B. Malman

______________________________________________

Stock Performance Graph

Set forth below is a line graph comparing the cumulative total return of the Company's Common Stock against the cumulative Total Return NASDAQ Market (U.S. and Foreign) Index and a peer group index that includes companies with SIC Code 382, Analytical Laboratory Instruments. This SIC code includes companies such as Beckman Coulter, Inc., Harden, Inc., Millipore, Inc., and Thermo Bioanalysis and fifty-eight other entities. Cumulative total return is measured assuming an initial investment of $100 at March 31, 1999 and the reinvestment of any dividends through the fiscal year ending March 31, 2004. The performance and trends depicted in the graph below are not necessarily indicative of actual or likely performance or trends for subsequent or future periods.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

AMONG CLINICAL DATA, INC., THE TOTAL RETURN NASDAQ MARKET (US & Foreign) INDEX AND A PEER GROUP

*Assumes $100 invested on 3/31/97 including reinvestment of dividends. Fiscal year ending March 31, 2004.

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors of the Company, on the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending March 31, 2005. Although stockholder approval of the Board of Directors’ selection of Deloitte & Touche LLP is not required by law, the Board of Directors believes it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Deloitte & Touche LLP. Deloitte & Touche LLP was the Company's auditor for the fiscal year ended March 31, 2004.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Independent Accountants Fees

Audit Fees: The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte & Touche") for professional services rendered for the audit of the Company’s annual financial statements for the fiscal year ended March 31, 2004 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-QSB for that fiscal year were $328,300. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered in connection with the audit of financial statements for the fiscal year ended March 31, 2003 and for the reviews of the financial statements included in each Quarterly Report on Form 10-QSB during that year were $120,000.

Financial Information Systems Design and Implementation Fees: Deloitte & Touche did not bill us for any professional services rendered to us or our subsidiaries for fiscal year 2004 for financial information systems design or implementation, the operation of our information systems or the management of our local area network.

All Other Fees: The aggregate fees billed by Deloitte & Touche for services rendered to the Company, other than the services described above under "Audit Fees" for the fiscal year ended March 31, 2004 were $119,500. These non-audit services included assistance with the registration securities, the evaluation of certain proposed business combinations and tax compliance and consultation services. The aggregate fees billed by Deloitte & Touche for services rendered to the Company, other than the services described above under "Audit Fees" for the fiscal year ended March 31, 2003 were $50,225. These non-audit services included assistance provided in connection with the evaluation of certain proposed business combinations and tax compliance and consultation services provided in the Netherlands.

The audit committee has considered whether the provision of other services is compatible with maintaining the principal accountant’s independence.

The Board of Directors recommends that you vote FOR the proposal to ratify the choice of Deloitte & Touche LLP as the Company's auditors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The law firm of Malman and Goldman, LLP, of which Arthur B. Malman, a director of the Company, is a partner, provided legal services to the Company during fiscal year 2004. The fees invoiced by Malman and Goldman, LLP amounted to approximately $56,400.

Mr. Kirk is affiliated with Third Security. Third Security invoiced the Company $11,250 for sales and marketing services rendered to the Company during fiscal year 2004.

During fiscal year 2000, Landmark Scientific, Inc., of which Randal J. Kirk, a director of the Company, was the majority shareholder prior to April 29, 2003, had entered into an exclusive distribution arrangement with Vital Scientific NV, the Dutch subsidiary of the Company, for the sale and marketing of certain products of the Company in the eastern half of the United States. The terms of these distribution arrangements were substantially similar to other distribution arrangements entered into by the Company from time to time with unrelated parties. For the period from April 1 through April 29, 2003, there were no sales to Landmark Scientific.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

Any stockholder proposal intended to be presented for consideration at the Company’s 2005 annual meeting of stockholders and included in the Company’s proxy statement, must be submitted to the Company so that it is received at the executive offices of the Company not later than April 5, 2005. Any stockholder desiring to submit a proposal should consult applicable regulations of the SEC.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone following the original solicitation.

OTHER MATTERS

As of the date of this proxy statement, management of the Company knows of no matter not specifically referred to above as to which any action is expected to be taken at the Annual Meeting. It is intended, however, that the persons named as proxies will vote the proxies, insofar as the same are not limited to the contrary, in regard to such other matters and the transaction of such other business as may properly be brought before the meeting, as seems to them to be in the best interests of the Company and its stockholders.